Exhibit 5.1
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone (713) 524-4110
Facsimile (713) 524-4122

October 2, 2009
Vertex Energy, Inc.
1331 Gemini Street
Houston, Texas 77058

Re: Form S-8 Registration Statement

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Vertex Energy, Inc. (the "Company") covered by a Form S-8 Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission which relates to the registration of 2,575,000 shares of common stock, $0.001 par value (the "Shares") of the Company.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, and Bylaws, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon (a) the issuance of the Shares in accordance with the terms of the Company’s 2009 Stock Incentive Plan, 2008 Stock Incentive Plan and pursuant to terms of various other Stock Options registered in connection with the Registration Statement (collectively the “Plans”), and (b) the payment of the consideration for such Shares pursuant to the terms of such Plans, the Shares will be legally issued, fully paid and non-assessable.

This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC